I, John J. Read, do hereby consent to the filing of the written disclosure regarding: (i) the technical report I prepared in accordance with NI 43-101, entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America", dated August 5, 2020 (effective date June 12, 2020); (ii) other information pertaining to this project; and (iii) the use of my name, in the annual report for the year ended December 31, 2020 on Form 1-K (SEC File No. 24-11290) being filed by Contact Gold Corp. with the United States Securities and Exchange Commission, and any amendment thereto.

John J. Read, C.P.G.

/s/ John Read